Exhibit 15.2

Independent Auditors’ Consent

The Board of Directors

Minera Escondida Limitada::

We consent to the incorporation by reference in the registration statement (No. 333-128770) on Form F-3 of BHP Billiton Finance (USA) Limited and the registration statement (No. 333-100496) on Form S-8 of BHP Billiton Limited of our report dated October 15, 2006, with respect to the balance sheets of Minera Escondida Limitada as of June 30, 2006 and 2005, and the related statements of income, equity, and cash flows for the years then ended, which report appears in the June 30, 2006, annual report on Form 20-F (as amended) of BHP Billiton Limited and BHP Billiton Plc.

/s/ KPMG Ltda

Santiago, Chile

December 18, 2006